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[LOGO]                                            One Sun Life Executive Park
                                                  Wellesley Hills, MA 02481

                                                  Tel: (781) 237-6030





January 5, 2000




Gentlemen:

In my capacity as Product Officer for Sun Life Assurance Company of Canada, I have provided actuarial advice concerning: (a) the preparation of a registration statement for Sun Life of Canada (U.S.) Variable Account I filed on Form S-6 with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement") regarding the offer and sale of last survivor flexible premium combination fixed and variable life insurance policies (the "Policies"); and (b) the preparation of policy forms for the Policies described in the Registration Statement.

It is my professional opinion that:

The illustrations of cash surrender values, account values, death benefits and accumulated premiums in the Appendix C to the prospectus contained in the Registration Statement, are based on the assumptions stated in the illustrations, and are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be more favorable to prospective purchasers of Policies in the rate class illustrated than to prospective purchasers of Policies for other rate classes.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.

                                       Very truly yours,


                                       /s/ Georges Rouhart

                                       Georges Rouhart, FSA, MAAA
                                       Product Officer